EXHIBIT 16.1

June 21, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

     We have read Item 4 of Form 8-K dated June 21, 2002, of Applied Microsystems Corporation and are in agreement with the statements contained in paragraphs 4(a)(i), 4(a)(ii), 4(a)(iv), and the first sentence of paragraph 4(a)(v) on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP

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